EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


                                                            Name Under
Name of                             Jurisdiction of         Which Subsidiary
Subsidiary                          Incorporation           Does Business
----------                          -------------           -------------

Cave Springs, Inc.                  Delaware                Cave Springs

Mothers Work (R.E.), Inc.           Pennsylvania            A Pea in the Pod

Motherhood Maternity Shops, Inc.    Delaware                Motherhood

The Page Boy Company, Inc.          Delaware                Maternite